                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                   MOLECULAR BIOSYSTEMS, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                   [MBI LOGO]

                           MOLECULAR BIOSYSTEMS, INC.
                            10030 Barnes Canyon Road
                          San Diego, California 92121

                                   NOTICE OF
                      1995 ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 7, 1995

Dear Shareholder:

    You are cordially invited to attend the 1995 Annual Meeting of Shareholders of Molecular Biosystems, Inc. (the "Company"), which will be held on September 7, 1995, at 2:00 p.m. PDT at the Sheraton Grande Torrey Pines, 10950 North Torrey Pines Road, La Jolla, CA 92037, for the following purposes:

    1. ELECTION OF DIRECTORS. To elect a Board of Directors to serve for the ensuing year.

    2. RETENTION OF INDEPENDENT PUBLIC ACCOUNTANTS. To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the ensuing year.

    3. OTHER BUSINESS. To transact any other business that properly comes before the meeting or any adjournment thereof.

    Only shareholders of record at the close of business on July 17, 1995 are entitled to notice of and to vote at the Annual Meeting and any adjournment.

    Your proxy is enclosed. Whether or not you plan to attend the Annual Meeting in person, PLEASE PROMPTLY COMPLETE, SIGN AND RETURN THE ENCLOSED MANAGEMENT PROXY IN THE ENCLOSED RETURN ENVELOPE. If you do attend the Annual Meeting and you have already submitted your proxy, you may still vote personally on each matter brought before the meeting. Thank you.

                                          For the Board of Directors,

                                          /s/ Kenneth J. Widder

                                          Kenneth J. Widder, M.D.
                                          Chairman of the Board

Dated: June 28, 1995
     San Diego, California

                           MOLECULAR BIOSYSTEMS, INC.
                            10030 Barnes Canyon Road
                          San Diego, California  92121


                               PROXY STATEMENT FOR
                       1995 ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON SEPTEMBER 7, 1995



                                     GENERAL

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Molecular Biosystems, Inc. (the "Company") for use at the 1995 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on Thursday, September 7, 1995 at 2:00 p.m. PDT at the Sheraton Grande Torrey Pines, 10950 North Torrey Pines Road, La Jolla, California 92037, and at all adjournments of the meeting.

     This Proxy Statement and the accompanying notice and proxy are being mailed to shareholders on or about July 18, 1995.

     The Company's 1995 Annual Report, including financial statements for the year ended March 31, 1995, is being mailed to all shareholders concurrently with this Proxy Statement. Shareholders are referred to the 1995 Annual Report for financial and other information about the Company, but the report is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED MARCH 31, 1995, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE TO EACH SHAREHOLDER WITHOUT CHARGE ON WRITTEN REQUEST TO KENNETH J. WIDDER, CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER OF THE COMPANY, AT 10030 BARNES CANYON ROAD, SAN DIEGO, CALIFORNIA 92121.

REVOCABILITY OF PROXIES

     A proxy for use in connection with the Annual Meeting is enclosed. Any shareholder who signs and delivers a proxy has the right to revoke it, at any time before it is exercised, by filing a signed revocation with the Secretary of the Company or by filing a duly signed proxy bearing a later date. In addition, the powers of the proxyholders will be revoked if the person signing the proxy is present at the Annual Meeting and elects to vote in person. Subject to these rights of revocation, all shares represented by a properly signed proxy received in time for the Annual Meeting will be voted by the proxyholders in accordance with the instructions on the proxy. IF NO INSTRUCTION IS SPECIFIED WITH REGARD TO A MATTER TO BE ACTED UPON, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

SHARES OUTSTANDING AND VOTING RIGHTS

     There were approximately 12,171,975 shares of the Company's Common Stock outstanding on July 17, 1995, which has been fixed as the record date for the purpose of determining the shareholders entitled to notice of and to vote at the Annual Meeting. Each holder of shares of the Company's Common Stock will be entitled to one vote, in person or by proxy, for each share of Common Stock held of record as of the record date, on any matter submitted to a vote of the shareholders at the Annual Meeting.

          One-half of the outstanding shares of the Company's Common Stock, represented in person or by proxy, will constitute a quorum at the Annual Meeting. Shares with respect to which authority to vote is withheld, abstentions and shares held of record by a broker or its nominee ("broker shares") that are voted on any matter will be included in determining the shares present. Broker shares that are not voted on any matter will not be included in determining the shares present. The election of each director and the approval of any other matter submitted to a vote of the shareholders requires the affirmative vote of a majority of the shares voting. Shares with respect to which authority is withheld, abstentions and broker shares that are not voted will not be included in determining the number of shares voting on the election of directors or any other matter submitted to a vote of the shareholders.


                                    ITEM ONE

                              ELECTION OF DIRECTORS

          The Company's Board of Directors currently consists of five members. There were six members until May 1995, when Vincent A. Frank, the Company's President, resigned as an officer and director of the Company in order to concentrate on his continuing medical treatment for a brain tumor. The Company is actively recruiting a replacement for Mr. Frank and anticipates that the sixth position on the Board will be held open until a new president is hired.

          Five directors are to be elected at the Annual Meeting, each of whom is to serve until the next Annual Meeting. The five nominees for election are now serving as directors, and the proxyholders named in the accompanying proxy will vote the shares represented by the proxy FOR the five nominees unless authority to vote has been withheld on the proxy returned by the shareholder. Directors are elected by a majority of the shares voting.

          There is set forth below for each of the five nominees for election as a director his principal occupation, age, the year that he became a director of the Company and additional biographical data:


KENNETH J. WIDDER, M.D., 42
Chairman of the Board and Chief Executive Officer, and a Member of the Executive Committee

          Kenneth J. Widder, M.D., one of the Company's founders, has served as a member of the Company's Board of Directors since the Company's formation in April 1980. After receiving his medical degree from Northwestern University Medical School in 1979, he was a resident in pathology at Duke University Medical Center in Durham, North Carolina. Since July 1981, he has been the Company's Chairman of the Board and Chief Executive Officer. Dr. Widder also currently serves on the Board of Directors of Wilshire Technologies, Inc.

ROBERT W. BRIGHTFELT, 52
Business Director, Diagnostics
Medical Products
E. I. du Pont de Nemours and Company

          Robert W. Brightfelt was elected to the Company's Board of Directors in October 1987. Mr. Brightfelt received his B.S. and M.S. degrees in mechanical engineering from the University of Nebraska in 1965 and 1967, respectively, and his M.B.A. from the University of Georgia in 1970. He joined E.I. du Pont de Nemours and Company in 1967 and has held various management positions in Du Pont's Medical Products Department, including Manager - Product Management and Strategic Planning, Development Manager, and Marketing Manager. Mr. Brightfelt currently serves as Business Director, Diagnostics of Du Pont's Medical Products Group.

CHARLES C. EDWARDS, M.D., 71

          Charles C. Edwards was elected to the Company's Board of Directors in March 1987. He earned his medical degree from the University of Colorado in 1948, and received his surgical training at the Mayo Clinic in Rochester, Minnesota. Following several years of private practice in surgery, he joined the management and consulting firm of Booz, Allen & Hamilton as Vice President and Managing Officer of Health and Related Affairs. In 1969 he was appointed by President Nixon as Commissioner of the United States Food and Drug Administration, and in 1973 he was appointed Assistant Secretary for Health in the United States Department of Health, Education and Welfare. In 1975 Dr. Edwards joined the Becton-Dickinson Company as Senior Vice President and Director, and in 1977, he assumed the position of President and Chief Executive Officer at Scripps Clinic and Research Foundation. In 1991 he assumed to the position of President and Chief Executive Officer at Scripps Institutes of Medicine and Science, from which he retired in July 1993. Dr. Edwards currently serves as a director of Bergen Brunswig Corporation and as a director of Northern Trust of California. In addition, Dr. Edwards serves on the Board of Trustees of IDEC Pharmaceutical Corporation.

GORDON C. LUCE, 69

          Gordon C. Luce was elected to the Company's Board of Directors in June 1989. Mr. Luce joined Great American First Savings Bank in San Diego, California in 1969 as its President and Chief Executive Officer and was elected Chairman of the Board in 1979. During 1982, he was an Alternate Delegate to the United Nations and has served as member of three Presidential commissions. Mr. Luce retired from his position as Chairman of the Board of Great American Bank in July 1990. He is a past Chairman of Scripps Clinic and Research Foundation and is a Director of the Scripps Institutions of Medicine and Science, Scripps Health and the Scripps Research Institute. He is also currently serving as a director of two other publicly held companies, PS Group and All American Communications, Inc.

DAVID RUBINFIEN, 73

          David Rubinfien was elected to the Company's Board of Directors in December 1985. Mr. Rubinfien served as President and Chief Executive Officer of Systemix, Inc. from January 1989 until January 1991. From 1985 to 1988 Mr. Rubinfien was Chairman and Chief Executive Officer of Microgenics Corporation in Concord, California. From 1973 to 1984, he served in several key positions at Syntex Corporation in Palo Alto, California, including Vice President - New Technologies, President - Syntex Diagnostics Division, President - Syva Company, and Chairman of the Board of Oncogen, a partnership with Bristol-Myers and Genetic Systems in Seattle, Washington. Mr. Rubinfien also currently serves as a director of three other publicly held companies: ChemTrak, Inc., Biocircuits Corporation and Matritech, Inc.

COMMITTEES OF THE BOARD OF DIRECTORS

          The Company's Board of Directors has standing Executive, Audit, Compensation and Officer Options Committees. It does not have a standing nomi-nating committee.

          The Executive Committee, which was composed of Dr. Widder and Mr. Frank until May 1995 when Mr. Frank resigned and of which Dr. Widder is now the sole member, generally possesses the same powers as the full Board of Directors to manage the affairs of the Company, but may not amend the Company's certificate of incorporation or by-laws or make recommendations to the shareholders with respect to the merger, consolidation or dissolution of the Company or the sale of all or substantially all of the Company's assets.

          The Audit Committee, composed of Messrs. Brightfelt, Luce and Rubinfien, reviews the scope and results of the independent public accountants' engagement, the Company's internal accounting controls and other pertinent auditing and internal control matters.

          The Compensation Committee, composed of Messrs. Brightfelt and Rubinfien and Dr. Edwards, reviews and recommends to the Board of Directors the compensation levels of the Company's executive officers. In addition, the Compensation Committee reviews the procedures involved in setting management compensation and employee benefits.

          The Officer Options Committee, composed of the members of the Compensation Committee, administers the Company's stock option plans as they relate to executive officers of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          There are no Compensation Committee interlocks, and there is no insider participation requiring disclosure.

MEETINGS

          During the fiscal year ended March 31, 1995, the Board of Directors held four meetings. The Executive Committee met formally sixteen times during the year and met informally on a number of additional occasions. The Audit Committee met once during the year and the Compensation and Officer Options Committees each met twice during the year. Dr. Widder and Messrs. Brightfelt, Luce and Rubinfien each attended all four meetings of the Board; Dr. Edwards attended three meetings and Mr. Frank attended two meetings. All of the respective members of the Executive, Audit, Compensation and Officer Options Committees attended each of the meetings of those committees during the year.

DIRECTORS' COMPENSATION

          Directors receive $1,000 for each meeting of the Board that they attend for their services as directors, and are also reimbursed for their expenses in attending meetings of the Board. Under the Company's 1993 Outside Directors Stock Option Plan, each director who is not an officer and who is not serving as a director pursuant to a contractual arrangement between his employer and the Company (an "outside director") is also granted an option for 5,000 shares of the Company's Common Stock at its closing price on the New York Stock Exchange on the last business day in March of each year.


                                 STOCK OWNERSHIP

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

          The following table sets forth certain information regarding the beneficial ownership of each person (other than directors and executive officers of the Company) known to the Company to own more than 5% of the Company's outstanding Common Stock as of July 17, 1995:

                                                  Shares of                Percent of
     Name and Address of                          Common Stock             Outstanding
       Beneficial Owner                      Beneficially Owned            Common Stock
     -------------------                     ------------------            -------------
 State of Wisconsin Investment Board              1,197,000                     9.83%
  P.O. Box 7842
  Madison, WI 53707

                                      - 4 -

STOCK OWNERSHIP OF DIRECTORS AND OFFICERS

          The following table sets forth certain information regarding the shares of the Company's Common Stock beneficially owned as of July 17, 1995 by
(i) each director and nominee for director, (ii) each executive officer and former executive officer named in the Summary Compensation Table on page 6 and
(iii) all of the directors and executive officers of the Company as a group:

                                                  Shares of                     Percent of
                                                 Common Stock                   Outstanding
            Name                             Beneficially Owned (1)(2)     Common Stock (3)
- -----------------------                     --------------------------     -----------------
  Kenneth J. Widder, M.D.                            626,565                      5.08%
  Vincent A. Frank                                   483,743                      3.92%
  Robert W. Brightfelt                                18,750                          *
  Charles C. Edwards, M.D.                            18,750                          *
  Gordon C. Luce                                      19,250                          *
  David Rubinfien                                     28,750                          *
  James L. Barnhart, Ph.D.                            60,296                          *
  Steven Lawson                                       45,250                          *
  Richard M. Stern                                    48,022                          *
  All directors and executive officers
    as a group (12 persons)                        1,406,751                     11.03%
_______________________________

 *        Represents less than 1% of the Company's outstanding Common Stock.

(1) Each person named, with the exception of Dr. Barnhart, has voting and investment power over the shares listed, and these powers are exercised solely by the person named or shared with a spouse. Dr. Barnhart's shares include (a) 913 shares held in a trust established by his mother-in-law for the benefit of his wife and daughter and (b) 619 shares held in his wife's IRA, of which he disclaims beneficial ownership.

(2) The shares listed for each person named or the group include shares of the Company's Common Stock subject to stock options exercisable on or within 60 days after July 17, 1995. These shares are as follows: Dr. Widder, 166,250 shares; Mr. Frank, 166,250 shares; Mr. Brightfelt, 18,750 shares; Dr. Edwards, 18,750 shares; Mr. Luce, 18,750 shares; Mr. Rubinfien, 18,750 shares; Dr. Barnhart, 44,500 shares; Mr. Lawson, 42,500 shares; Mr. Stern, 32,500 shares; and the group of all directors and executive officers, 584,375 shares.

 (3) The percentage for each person named or the group has been determined by including in the number of shares of the Company's outstanding Common Stock the number of shares subject to stock options exercisable by that person or group on or within 60 days after July 17, 1995.

                             EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE

          The following table sets forth the compensation paid by the Company during the fiscal years ended March 31, 1995, 1994 and 1993 to (i) the Chief Executive Officer and (ii) each of the other four most highly compensated executive officers of the Company during the year ended March 31, 1995 (the "named executive officers"):

                                                                                          Long-Term
                                                       Annual Compensation           Compensation
                                             --------------------------------------       ------------
                                                                           Other
                              Year                                         Annual         Securities     All
Name and Principal            Ended                                        Compen-        Underlying     Other
Position                      March 31,      Salary ($)     Bonus ($)      sation ($)     Options (#)    Compensation ($)
- ----------------------        ---------      ----------    ---------       ----------     -----------    ------------------
Kenneth J. Widder, M.D.        1995         $239,846      $590,000(1)      $       -          60,000      $     634,632(1)
 Chairman of the Board,        1994         $225,577      $      -         $       -          70,000      $           -
 Chief Executive Officer,      1993         $215,000      $ 20,000         $       -          50,000      $           -
 and Member of the
 Executive Committee

Vincent A. Frank               1995         $234,846      $590,000(1)      $       -              -       $     684,324(1)
 Former President and          1994         $220,673      $      -         $       -          70,000      $           -
  Chief Operating Officer,     1993         $210,000      $ 20,000         $       -          50,000      $           -
  Secretary and Member of
  the Executive Committee

James L. Barnhart, Ph.D.       1995         $119,127      $ 24,960(1)      $        -         58,000      $           -
  Vice President - Research    1994         $101,019      $      -         $        -         30,000      $           -
   and Development and Chief   1993         $ 90,000      $ 10,000         $        -         10,000      $           -
   Operating Officer

Steven Lawson                  1995         $129,415      $ 18,648(1)      $        -         20,000      $           -
  Vice President - Legal       1994         $121,615      $      -         $        -         40,000      $           -
  Affairs and General Counsel  1993         $114,000      $ 12,500         $        -         35,000      $           -

Richard M. Stern               1995         $113,939      $ 18,240(1)      $        -          5,000      $           -
  Vice President - Marketing   1994         $107,885      $      -         $        -         26,000      $           -
                               1993         $102,000      $  7,500         $        -          5,000      $           -



  (1)     In January 1995, following and attributable to receipt by the Company of FDA approval to market ALBUNEX-Registered Trademark-, the Company received a bonus payment of $3.1 million (the "Approval Bonus") from
          Mallinckrodt Medical, Inc. ("Mallinckrodt").  Pursuant to the
          Distribution Agreement dated December 7, 1988 between Mallinckrodt and the Company, the Approval Bonus was to be distributed to "key employees" of the Company.  In February 1995, the Company's Board of
          Directors approved the payment of $1.8 million of the Approval Bonus to the Company's employees.  Also, as part of the allocation of the
          Approval Bonus to key employees, the Board of Directors approved the forgiveness of two loans (including accrued interest) which the
          Company had previously extended to its chief executive and chief operating officers to permit them to exercise certain stock options.
          The total loan amount forgiven on the notes is shown above under "All
          Other Compensation".

OPTION GRANTS IN LAST FISCAL YEAR

          The Company granted stock options under the Company's 1993 Stock Option Plan in February 1995, in respect of performance during the fiscal year
ended March 31, 1995.   The following table sets forth each grant of stock
options made during the fiscal year ended March 31, 1995 to each of the named executive officers:


                                                         Individual Grants (1)(2)
                                   ----------------------------------------------------------   Potential Realizable Value
                                                                                                at Assumed Annual
                                   Number of         % of Total          Exercise               Rates of Stock Price
                                   Securities        Options Granted     Price                  Appreciation for Option Term
                                   Underlying        to Employees        Per       Expiration   ----------------------------
Name                               Options (#)       in Fiscal Year      Share     Date         5% ($)          10% ($)
- ----                               -----------       --------------      -----     ----         ---------     ----------
Kenneth J. Widder, M.D.            60,000 (1)             12.7%        $  7.625    2/27/05     $  287,719      $ 729,137

James L. Barnhart, Ph.D            50,000 (1)             10.6%        $  7.625    2/27/05     $  239,766      $ 607,614
                                    8,000 (2)              1.7%          10.875    6/27/04         54,714        138,656

Steven Lawson                      20,000 (1)              4.2%        $  7.625    2/27/05     $   95,906      $ 243,046

Richard M. Stern                    5,000 (1)              1.1%        $  7.625    2/27/05     $   23,977      $  60,761


(1) These options were granted on February 28, 1995 under the Company's 1993 Stock Option Plan, in respect of performance for the fiscal year ended March 31, 1995. The options granted to Drs. Widder and Barnhart and Mr. Lawson vest in four equal installments beginning on the first anniversary of the date of grant; the 5,000 options granted to Mr. Stern vest in three annual installments of 1,250, 1,500 and 2,250 shares, respectively, on the first three anniversaries of the date of grant. Each option holder has the right to pay the exercise price by delivering shares of Common Stock that the holder previously acquired, and to have the Company withhold, from shares otherwise issuable upon the exercise of the option, sufficient shares to satisfy the Company's withholding liability in connection with the exercise. Each option generally may be exercised only when vested and while the holder is an employee of the Company or within 90 days following the termination of his or her employment. In the discretion of the Officer Options Committee, which administers the 1993 Stock Option Plan as it relates to the Company's executive officers, this 90-day period may be extended in the case of nonstatutory stock options to any date ending on or before the applicable expiration date of the option. No option may be transferred except by will or applicable intestacy laws.

(2) These options were granted on June 28, 1994 under the Company's 1993 Stock Option Plan, in respect of Dr. Barnhart's promotion to Chief Operating Officer. The options vest in four equal installments beginning on the first anniversary of the date of grant. All other terms of the options are similar to those described in note (1) above.

(3) The dollar amounts presented in these columns are the result of calculations at the 5% and 10% annual rates of stock appreciation prescribed by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Company's stock price. No gain to the optionees is possible without an increase in the price of the Company's stock, which will benefit all stockholders
     commensurately.   For options granted on February 28, 1995 (see note (1)),
     assuming 5% and 10% compounded annual appreciation of the stock price over the term of the options, the price of a share of Common Stock would be $12.42 and $19.78, respectively, on February 27, 2005. For options granted on June 28, 1994 (see note (2)), assuming 5% and 10% compounded annual appreciation of the stock price over the term of the options, the price of a share of Common Stock would be $17.71 and $28.21, respectively, on June 27, 2004. The share price of the Company's Common Stock on March 31, 1995 was $8.13.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

          The following table sets forth, for each of the named executive officers, the shares acquired and the value realized on each exercise of stock options during the fiscal year ended March 31, 1995 and the fiscal year-end number and value of unexercised options:


                                                                 Number of Securities        Value of Unexercised
                                                                Underlying Unexercised                In-the-Money
                                     Shares                     Options at 3/31/95 (#)         Options at 3/31/95 ($)(1)
                                  Acquired on      Value (1)    --------------------------    --------------------------
Name                             Exercise (#)   Realized ($)    Exercisable  Unexercisable    Exercisable  Unexercisable
- ----                             ------------   ------------    -----------  -------------    -----------  -------------
Kenneth J. Widder, M.D.                     -              -        150,000        115,000    $        -         $30,000

Vincent A. Frank                            -              -        150,000         55,000             -              -

James L. Barnhart, Ph.D.                    -              -         35,250         87,750             -          25,000

Steven Lawson                               -              -         27,750         67,250             -          10,000

Richard M. Stern                            -              -         28,750         19,250             -           2,500


(1) Based on the $8.13 per share closing price of the Company's Common Stock on March 31, 1995.

______________

          On May 11, 1995, the Board of Directors voted to offer the Company's non-executive employees the opportunity to reprice certain stock options to the closing price on May 31, 1995. The Board approved this repricing because it believes retaining key employees is in the best interests of the stockholders of the Company. Officers and Directors of the Company were not eligible for the repricing.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

          The Company has employment contracts with all of its executive officers. Under these contracts and as of April 1, 1995, Dr. Widder is paid an annual salary of $240,000; Dr. Barnhart is paid an annual salary of $130,000; Mr. Lawson is paid an annual salary of $129,500; and Mr. Stern is paid an annual salary of $114,000. The Company's employment contracts with its executive officers except Dr. Widder are of indefinite duration, subject, however, to termination in certain events.

          On May 5, 1995, the Company entered into a new employment agreement with Dr. Widder, replacing his prior agreement. Dr. Widder's new employment agreement is for a six-year term, with an automatic renewal for successive one-year terms. The agreement is divided into two periods, the "CEO period," which runs from the start of the agreement until the earlier of March 31, 1998, or the appointment of a new chief executive officer of the Company by its Board of Directors, and the "advisor period," which beings immediately following the CEO period and continues through March 31, 2001. Dr. Widder's employment agreement may be terminated by the Company or Dr. Widder at any time prior to its expiration. If the agreement is terminated by the Company at any time, or if the agreement is terminated by Dr. Widder during the CEO period following a change in control or at any time during the advisor period, Dr. Widder will be entitled to a termination payment equal to three times the greater of $240,000 or his salary at the time of the agreement's termination. If Dr. Widder terminates his employment agreement during the CEO period prior to a change in control, Dr. Widder will not be entitled to a termination payment. Dr. Widder's entitlement to a termination payment is subject to forfeiture if he engages in competition with the Company. Under the employment agreement, Dr. Widder's stock options become immediately exercisable (i) upon the expiration of the CEO period or (ii) if the Company terminates the agreement during the CEO period or if Dr. Widder terminates the agreement during the CEO period following a change in control.

          Following Mr. Frank's resignation, the Company's Board of Directors passed a resolution to supplement, as necessary, Mr. Frank's insurance-funded long term disability income in an amount equal to the difference between Mr. Frank's after-tax income from the Company prior to his disability and his long-term disability income. The term of this arrangement is at the continuing discretion of the Board of Directors. Currently, the level of Mr. Frank's disability income requires no supplemental payments to be made by the Company.

          Under the Company's respective employment contracts with Dr. Barnhart and Messrs. Lawson and Stern, the Company is required to give one year's notice in the event that it elects to terminate the contract unilaterally following a change in control of the Company. In such an event, the Company's failure to do so entitles the terminated employee to the payment of one year's salary.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          The compensation of the Company's executive officers is determined generally by the Compensation Committee of the Company's Board of Directors. All of the members of the Compensation Committee are outside directors of the Company.

     Decisions of the Compensation Committee relating to the base salaries and cash bonuses of the Company's executive officers are reviewed by the full Board; decisions of the Compensation Committee relating to the grant of stock options to the Company's executive offices are not subject to the Board's review.

EXECUTIVE COMPENSATION POLICIES

     The Company's executive compensation policies seek to coordinate compensation with the Company's product development goals, performance objectives and business strategy. These policies are intended to (i) attract, motivate and retain executive officers whose contributions are critical to the Company's long-term success and (ii) to reward executive officers for attaining individual and corporate objectives which enhance shareholder value.

     The Company's compensation program for executive officers consists of cash compensation and long-term compensation. Cash compensation is paid in the form of a base salary and a discretionary cash bonus, and long-term compensation is paid in the form of stock options. Bonuses are intended to provide executive officers with an opportunity to receive additional cash compensation, but only if they earn it through individual and Company performance. Stock options are intended to focus executive officers on managing the Company from the perspective of an owner with an equity interest and to align their long-term compensation with the benefits realized by the Company's shareholders.

     LIMITS FOR TAX DEDUCTIBLE COMPENSATION. Section 162(m) of the Internal Revenue Code provides that, in general, no deduction will be allowed to a corporation for compensation paid to its chief executive officer and four highest-paid executive officers to the extent that the amount paid for any taxable year in respect to each officer exceeds $1,000,000.

     The Company's policy is to maintain the federal income tax deduction for executive officer compensation to the extent possible. However, notwithstanding this general policy, the Company retains the authority to authorize other payments which may not be deductible if the Company determines that the payments are in the best interests of the Company and its shareholders.

     SALARIES. The Compensation Committee determines the salaries of executive officers on the basis of: (i) the individual executive officer's scope of responsibilities and level of experience; (ii) the rate of inflation; (iii) the range of the Company's merit increases for its employees generally; and (iv) the salaries paid to comparable officers in comparable companies. The Compensation Committee has not commissioned a formal survey of executive officer compensation at comparable companies, but has relied on published salary surveys for general indications of salary trends and informal surveys by the Company of other biomedical and biotechnology companies of roughly similar size.

     For fiscal year 1996 (beginning April 1, 1995), the Company did not increase the salaries of any of its executive officers.

     CASH BONUSES. During fiscal year 1995, the Company achieved the final milestone under its Distribution Agreement dated December 7, 1988, with Mallinckrodt Medical Inc.: approval by the U.S. Food and Drug Administration of ALBUNEX-Registered Trademark- for commercial sale in the United States. The Company's achievement of this milestone entitled the Company to a payment of approximately $3.1 million (the "Mallinckrodt Bonus Amount"), which, under the terms of the distribution agreement, was designated for payment to MBI's key employees who had contributed toward the achievement of the final milestone and certain earlier milestones, the achievement of which had caused interest on portions of the Mallinckrodt Bonus Amount to begin accruing.

     The Compensation Committee approved payment from the Mallinckrodt Bonus Amount of cash bonuses to Dr. Widder and Mr. Frank of $590,000 each in recognition of the very substantial roles that they played in leading the Company's development and commercialization of ALBUNEX-Registered Trademark-. The Committee also approved payment from the Mallinckrodt Bonus Amount of cash bonuses in the aggregate amount of $575,579 to all employees of the Company (including executive officers other than Dr. Widder and Mr. Frank) on the basis of a formula pursuant to which each employee's bonus was the product determined by multiplying (i) the employee's base salary by (ii) the employee's eligibility percentage, ranging from 6% for non-exempt hourly employees to 16% for executive officers, by (iii) the employee's "vesting" percentage, ranging from 25% for less than one year's service to 100% for more than three years' service, by (iv) the employee's performance rating, using the employee's most recent performance review. Applying this formula, Dr. Barnhart received a cash bonus of $24,960 and Messrs. Lawson and Stern received cash bonuses of $18,648 and $18,240, respectively.

     STOCK OPTIONS. Stock option grants are based on a number of criteria. These criteria consist of (i) the individual executive officer's performance, initiative and contribution to the Company's success and criteria relating to the Company's overall success; (ii) the Company's progress in commercializing its products and in particular its principal product, ALBUNEX-Registered Trademark-; (iii) the Company's financial performance, as measured by earnings per share and the market price of the Company's Common Stock;
(iv) the Company's success in adding products to its product development portfolio; (v) the Company's progress in developing its organization infrastructure; and (vi) the Company's success in achieving its other performance objectives. In general, criterion (i) is assigned a weight of approximately 20%, criterion (ii) is assigned a weight of approximately 40%, and criteria (iii), (iv), (v) and (vi) are each assigned weights of approximately 10%.

     On the basis of these criteria, the Compensation Committee determined that Drs. Widder and Barnhart and Messrs. Lawson and Stern should receive stock options for fiscal year 1995 and that Drs. Widder and Barnhart should receive an increase in the number of stock options that they were granted for fiscal year 1995 over the number of stock options that they were granted for fiscal year 1994. The stock option granted ranged in size from 5,000 shares to 60,000 shares with the average grant being 37,750 shares.

     OTHER COMPENSATION. In additional recognition of the very substantial roles which Dr. Widder and Mr. Frank played in the development and commercialization of ALBUNEX-Registered Trademark-, the Compensation Committee recommended to the Company's Board of Directors, which approved the Committee's recommendation, that the Company forgive the repayment of loans to Dr. Widder and Mr. Frank which the Company had made to permit them to exercise certain stock options that were due to lapse at a time when the Company imposed a prohibition on the sale of its stock by its executive officers. The Company forgave $634,632 (including accrued interest) owed by Dr. Widder and $684,324 (including accrued interest) owed by Mr. Frank. In regard to this loan forgiveness, the Compensation Committee recommended to the Board of Directors, and the Board agreed, that the forgiveness should be treated as having been paid from the Mallinckrodt Bonus Amount.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The Compensation Committee determined the compensation of the Company's Chairman and Chief Executive Officer, Kenneth J. Widder, M.D., on the basis of the criteria applicable to the Company's executive officers generally, but in connection with the allocation of the Mallinckrodt Bonus Amount, the Committee took into account the very substantial role that Dr. Widder played in the commercialization and development of ALBUNEX-Registered Trademark-.

     As previously described, for fiscal year 1995, Dr. Widder was awarded a cash bonus (from the Mallinckrodt Bonus Amount) of $590,000 and granted a stock option for 60,000 shares of the Company's Common Stock. In addition (and also from the Mallinckrodt Bonus Amount), the Compensation Committee approved the Company's forgiveness of a loan of $634,632 (including accrued interest) which the Company had previously made to Dr. Widder to permit him to exercise certain stock options at a time when he was not permitted to sell any shares of the Company's common stock.

     For fiscal year 1996 (beginning April 1, 1995), the Compensation Committee continued Dr. Widder's salary at $240,000 per year. The decision not to increase Dr. Widder's salary was based on (i) the lack of salary increase for the Company's executive officers, (ii) the portion of the Mallinckrodt Bonus Amount allocated to Dr. Widder both in a cash bonus and loan forgiveness and
(iii) the Company's decision to enter into a new employment agreement with Dr. Widder, which provides him with enhanced severance benefits, among other things.

                   Compensation Committee

                   Robert W. Brightfelt
                   Charles C. Edwards, M.D.
                   David Rubinfien

                             STOCK PERFORMANCE GRAPH

     The graph set forth below compares cumulative total shareholder return on the Company's Common Stock for the five years ended March 31, 1995, with the cumulative total return over the same period of companies on the Standard & Poor's Smallcap 600 Stock Total Return Index, the Standard & Poor's 500 Stock Total Return Index and the NASDAQ Pharmaceutical Index. The NASDAQ Pharmaceutical Index represents all companies trading on NASDAQ under the Standard Industrial Classification (SIC) Code for pharmaceuticals, including biotechnology companies. This year the Company selected the Standard & Poor's Smallcap 600 Stock Total Return Index as they are now included in this Index. The Standard & Poor's 500 Stock Total Return Index, which was used in the Company's performance graph last year, is presented this year for comparison only. The graph assumes that $100 was invested on April 1, 1989 in the Company and each of the two indices and that all dividends were reinvested. It should be noted that the Company has not paid dividends on its Common Stock, and no dividends are included in the representation of the Company's performance. The cumulative total shareholder return on the Company's Common Stock shown on the graph below is not necessarily indicative of future performance.




                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
             AMONG MOLECULAR BIOSYSTEMS, INC., THE S & P 500 INDEX,
        THE NASDAQ PHARMACEUTICAL INDEX AND THE S & P SMALLCAP 600 INDEX

                                     3/90      3/91      3/92      3/93      3/94      3/95
                                     ----      ----      ----      ----      ----      ----
MOLECULAR BIOSYSTEMS, INC.           100       127       144        99        93        44

S&P 500                              100       114       127       146       149       172

NASDAQ PHARMACEUTICAL                100       197       272       188       190       191

S&P SMALL CAP 600                    100       101       126       148       161       169

*    $100 INVESTED ON 03/31/90 IN STOCK OR INDEX -
     INCLUDING REINVESTMENT OF DIVIDENDS.
     FISCAL YEAR ENDING MARCH 31.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During the fiscal years ended March 31, 1993 and 1994, the Company extended loans to certain officers to enable them to exercise stock options that were due to lapse and/or to enable them to pay the income taxes attributable to those option exercises. Each loan is evidenced by a note to the Company and is secured by the stock purchased. The loans had original maturity dates ranging from December 1993 to February 1994. In November 1993, the Board of Directors authorized the extension of the notes to January 31, 1995 in light of a Company-imposed restriction on the sale of Company stock by insiders pending a decision by the U.S. Food and Drug Administration on the Company's pre-market approval application for ALBUNEX-Registered Trademark-. In December 1994, three of the loans were amended to extend the due date to January 31, 1996. In
February, 1995, the Company's Board of Directors allocated a portion of a bonus payment received from Mallinckrodt Medical, Inc. and contractually designated for distribution to the Company's "key employees" to the repayment of Dr. Widder's and Mr. Frank's loans. A summary of the loans outstanding during the fiscal year ended March 31, 1995 is as follows:



                                                                                     Highest Balance
                                                                                         Outstanding                          # of
                                                                                     During the Year       Interest         Shares
Name and Title                             Date of Loan       Due Date  Loan Amount    Ended 3/31/95         Rate        Purchased
- --------------                             ------------       --------  -----------    -------------       --------      ---------
Kenneth J. Widder, M.D.                        12/31/93       01/31/96    $595,754          $634,633             6%         55,393
  Chairman of the Board and
  Chief Executive Officer

Vincent A. Frank                               12/31/93       01/31/96     642,401           684,324             6%         55,393
  Former President and
  Chief Operating Officer

James L. Barnhart                              12/31/93       01/31/96     213,482           229,449             6%         14,000
  Vice President - Research
  and Development

Richard M. Stern                               12/31/93       01/31/96     218,766           235,128             6%         15,000
  Vice President - Marketing

John Young                                     12/31/93       01/31/96     112,944           121,392             6%          7,500
  Former Vice President - Operations


                                    ITEM TWO

                           APPROVAL OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of the Company has appointed the firm of Arthur Andersen LLP as independent public accountants for the Company for the fiscal year ending March 31, 1996. Arthur Andersen LLP has served as the Company's independent public accountants since January 1981. The proxyholders named in the accompanying proxy will vote the shares represented by the proxy FOR approval of the appointment of Arthur Andersen LLP for the year ending March 31, 1996. If the appointment of Arthur Andersen LLP is not approved, the Board of Directors may reconsider the appointment.

     Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

                     COMPLIANCE WITH REPORTING REQUIREMENTS

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and any persons holding more than ten percent of the Company's stock to report their initial ownership of the Company's stock and any subsequent changes in ownership to the Securities and Exchange Commission. Reports of changes in ownership generally are required to be filed by the tenth day of the month following the transaction.

     Based solely on its review of copies of such reports, the Company believes that during the fiscal year ended March 31, 1995, all filing requirements applicable to its directors and executive officers were satisfied, except for one late report. The report was filed approximately five months late by Allan Mizoguchi, Ph.D., Vice-President Clinical and Regulatory Affairs, with respect to 1,000 shares of Company stock which he sold in December 1994. The Company is not aware of any beneficial owner of more than ten percent of the Company's common stock.


                                  OTHER MATTERS

     The Board of Directors has no knowledge of any other business to come before the Annual Meeting and does not intend to present any other matters. However, if any other business properly comes before the meeting or any adjournment of the meeting, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their best judgment.

     The cost of this solicitation of proxies will be borne by the Company.
Some officers and regular employees of the Company may solicit proxies in person or by mail, telephone or telecopier, but will not receive any additional compensation for their services. The Company may also request brokerage firms, banks and other custodians, nominees and fiduciaries to forward soliciting material to the persons for whom they hold shares of the Company's Common Stock, and may reimburse their reasonable expenses in doing so.


                              SHAREHOLDER PROPOSALS

     Any shareholder of the Company who wishes to present a proposal to be considered at the 1996 Annual Meeting of the Shareholders, and who wishes to have the proposal included in the Company's proxy statement and form of proxy relating to that meeting, must deliver the proposal in writing to the Company at 10030 Barnes Canyon Road, San Diego, California 92121, no later than February 20, 1996.

                         For the Board of Directors,

                         /s/ Kenneth J. Widder

                         Kenneth J. Widder, M.D.
                         Chairman of the Board


Dated:     June 28, 1995
           San Diego, California

PROXY                      MOLECULAR BIOSYSTEMS, INC.                      PROXY
                            10030 BARNES CANYON ROAD
                              SAN DIEGO, CA 92121
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Kenneth J. Widder, with the power to appoint his substitute, and hereby authorizes him to represent and vote as designated below all of the shares of Common Stock of Molecular Biosystems, Inc. held of record by the undersigned on July 17, 1995, at the annual meeting of shareholders to be held on September 7, 1995, or any adjournments thereof.
                         ------------------------------

    Please mark your votes in connection with the following proposals:

1.         ELECTION OF DIRECTORS          / / FOR all nominees listed below          / / WITHHOLD AUTHORITY
                                            (except as marked to the contrary          To vote for all nominees listed
                                          below)                                       below

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A
                    LINE THROUGH THE NOMINEE'S NAME BELOW.)

                   Robert W. Brightfelt, Charles C. Edwards,
               Gordon C. Luce, David Rubinfien, Kenneth J. Widder

2.         To approve the appointment of Arthur Andersen LLP as the independent public accountants of the Company for  the fiscal year ending March 31, 1996.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

                                SEE REVERSE SIDE

    IN HIS DISCRETION, THE PROXIES ARE EACH AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR (PROPOSAL 1) AND FOR PROPOSAL 2, AND AS TO ANY OTHER ITEM OF BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN THE BEST JUDGMENT OF THE PROXIES.

    Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as an attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name, by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
                                              DATED: ___________________________
                                              __________________________________
                                                          Signature
                                              __________________________________
                                                  Signature if held jointly

   PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.